Exhibit 99.2

December 6, 2019

Board of Directors

SunTrust Banks, Inc.

303 Peachtree Street

Atlanta, GA 30308

Re:

Registration Statement on Form S-4 of BB&T Corporation to be filed with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”) incorporating by reference the contents of the Registration Statement on Form S-4 of BB&T Corporation (file No. 333-230179), declared effective on June 19, 2019 (the “Initial Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 7, 2019 (“Opinion Letter”), as to the fairness from a financial point of view to the holders (other than BB&T Corporation (“BB&T”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of SunTrust Banks, Inc. (the “Company”) of the exchange ratio of 1.295 shares of common stock, par value $ 5.00 per share, of BB&T to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of February 7, 2019 (the “Agreement”), by and between BB&T and the Company.

Our Opinion Letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. We understand that the Company has determined to incorporate our opinion by reference into the Registration Statement by virtue of the Company’s incorporation by reference into the Registration Statement of the contents of the Initial Registration Statement. In that regard, we hereby consent to the incorporation by reference into the Registration Statement of the reference to our Opinion Letter under the captions “Summary—Opinion of SunTrust’s Financial Advisor,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—SunTrust’s Reasons for the Merger; Recommendation of SunTrust’s Board of Directors,” “The Merger—Opinion of SunTrust’s Financial Advisor,” and “The Merger—Certain Unaudited Prospective Financial Information” contained in the Joint Proxy Statement/Prospectus included in the Initial Registration Statement and to the incorporation by reference into the Registration Statement of our Opinion Letter included in such Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any

Board of Directors

SunTrust Banks, Inc.

December 6, 2019

Page Two

subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)